Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FREDERICK COUNTY BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	20-0049496 (IRS Employer I.D. Number)

9 North Market Street, Frederick, Maryland 21701

(Address of Principal Executive Offices)    (Zip Code)

FREDERICK COUNTY BANCORP, INC. 2011 STOCK INCENTIVE PLAN

(Full Title of Plan)

William R. Talley, Jr.

Frederick County Bancorp, Inc.

9 North Market Street

Frederick, Maryland  21701

301.620.1400

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

BuckleySandler, LLP

1250 24th Street, NW

Suite 700

Washington, DC, 20037

202.349.8043

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	250,000	$14.00	$3,500,000	$406.35

(1) This Registration Statement on Form S-8 covers shares of common stock $0.01 par value of Frederick County Bancorp, Inc. (the “Company”) issuable pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”), and any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction , in accordance with Rule 416(a) under the Securities Act of 1933, as amended. (the “Securities Act”).

(2)Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the bid and ask prices for the common stock on May 31, 2011.

PART I

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)                                  The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

[2)                                  The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011;

(3)                                  The Company’s Current Reports on Form 8-K filed on January 27, 2011, April 11, 2011, April 12, 2011, April 14, 2011 and May 25, 2011;

(4)                                  The description of the Company’s common stock contained in the Company’s Form 8-K filed on May 25, 2011 to update the description of the Company’s common stock; and

(5)                                  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the year covered in its Annual Report referred to in (1) above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Exchange Act, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

The law firm of BuckleySandler LLP has acted as counsel to the Company with respect to this registration statement and passed upon certain legal matters relating to the validity of the shares of the Company’s common stock offered hereby. Attorneys at BuckleySandler LLP who have been involved in such matters owned an aggregate of 7,500 shares of the Company’s common stock as of May 15, 2011.

ITEM 6.  Indemnification of Directors and Officers

The Company’s Articles of Incorporation. provide that to the fullest extent permitted and in the manner prescribed by the Maryland General Corporation Law (“MGCL”) and any other applicable law, the Company shall indemnify a director or officer of the Company who is or was a party to any proceeding (whether civil, criminal, administrative or investigative, threatened, pending or completed, a “proceeding”) by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.  Under Section 2-418 of the MGCL, the Company generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at the Company’s request, against expenses (including attorneys’ fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful.  In respect of suits by or in the right of the Company, the indemnification is generally limited to expenses (including attorneys’ fees) and is not available in respect of any claim where such person is adjudged liable to the Company, unless the court determines that indemnification is appropriate.  To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys’ fees) is mandatory. The Company has the power to purchase and maintain insurance for such persons and indemnification.  The indemnification provided by the MGCL and the Articles of Incorporation is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

Exhibit Number	Description

4	Frederick County Bancorp, Inc. 2011 Stock Incentive Plan (1)
5	Opinion of BuckleySandler, LLP
23(a)	Consent of BuckleySandler, LLP, included in Exhibit 5
23(b)	Consent of Stegman & Company

(1)                                  Incorporated by reference to Exhibit 10(j) to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011.

ITEM 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                            That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                            To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frederick, State of Maryland, on May 23, 2011.

FREDERICK COUNTY BANCORP, INC.

By:	/s/ Martin S. Lapera
Martin S. Lapera, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emil D. Bennett	Director	May 23, 2011
Emil D. Bennett

/s/ John N. Burdette	Director	May 23, 2011
John N. Burdette

/s/ J. Denham Crum	Director	May 23, 2011
J. Denham Crum

/s/ William S. Fout	Director	May 23, 2011
William S. Fout

/s/ Helen G. Hahn	Director	May 23, 2011
Helen G. Hahn

/s/ William J. Kissner	Director	May 23, 2011
William J. Kissner

/s/ Martin S. Lapera	President, Chief Executive Officer	May 23, 2011
Martin S. Lapera	and Director (Principal Executive Officer)

/s/ Kenneth G. McCombs	Director	May 23, 2011
Kenneth G. McCombs

/s/ Farhad Memarsadeghi	Director	May 23, 2011
Farhad Memarsadeghi

/s/ Raymond Raedy	Director	May 23, 2011
Raymond Raedy

/s/ William R. Talley, Jr.	Executive Vice President, Chief	May 23, 2011
William R. Talley, Jr.	Financial Officer and Chief
Operating Officer (Principal Financial
and Accounting Officer)